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Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated December 1, 2009

CRUDE OIL

OLO SZO DTO

PowerShares DB Crude Oil Long ETN OLO

PowerShares DB Crude Oil Short ETN SZO

PowerShares DB Crude Oil Double Short ETN DTO

The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO) (collectively, the "PowerShares DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Oil (the "Index") which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long ETN is based on the Optimum Yield™ version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet | Prospectus

Financial Details

	OLO	SZO	DTO	-
Last Update	12/1/2009 1:51 PM EST	12/1/2009 1:19 PM EST	12/1/2009 2:29 PM EST	- -
Price	13.89	47.34	65.46	-
Indicative Intra-day Value	13.83	47.55	65.43	-
Last End of Day RP Value	13.6473	48.294	67.5125	-
Last Date for End of Day Value	11/30/2009	11/30/2009	11/30/2009	-

Index History[1] (Growth of $10,000 since May 31, 2006)

[GRAPHIC OMITTED]

PowerShares DB Crude Oil ETN & Index Data

Ticker Symbols
Crude Oil Long   OLO
Crude Oil Short  SZO
Crude Oil Double
Short            DTO

Intraday Indicative Value Symbols
Crude Oil Long           OLOIV
Crude Oil Short          SZOIV
Crude Oil Double
Short                    DTOIV

CUSIP Symbols
Crude Oil Long       25154K866
Crude Oil Short      25154K874
Crude Oil Double     25154K809

Details
ETN price at listing      $25.00
Inception date          6/16/08
Maturity date             6/1/38
Yearly investor fee       0.75%
Listing exchange      NYSE Arca
DB Optimum Yield
                     DBLCOCLT
Crude Oil(TM) Index
DB Standard Crude
                       DBRCLTR
Oil Index

Issuer
Deutsche Bank AG, London Branch

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ETN Performance & Index History (%) (1)

As of 9/30/2009                 1 Year  3 Year   5 Year 10 Year   Inception

ETN Performance
Crude Oil Long                  -34.92       -        -       -      -42.72
Crude Oil Short                  60.85       -        -       -       80.11
Crude Oil Double Short           94.92       -        -       -      153.84

Index History
Deutsche Bank Liquid Commodity
Index-                          -34.92   -1.56        -       -      -42.72
Optimum Yield Oil(TM) +1x Levered
Deutsche Bank Liquid Commodity
Index-Oil(TM) -                  60.85    1.35     0.84       -       80.11
1x Levered
Deutsche Bank Liquid Commodity
Index-Oil(TM) -                  94.92  -14.44   -12.39       -      153.84
2x Levered
Comparative Indexes (2)
S&P 500 Index                    -6.91   -5.43     1.02       -      -14.54
Barclays Capital U.S. Aggregate
Bond Index                       10.56    6.41     5.13       -        8.10

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Long Index Weights
As of 11/30/2009
Commodity                             Contract Expiry Date            Weight (%)
Light Crude                               6/22/2010                     100.00

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Short Index Weights
As of 11/30/2009
Commodity                             Contract Expiry Date            Weight (%)
Light Crude                              12/21/2009                     100.00

Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares
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Long-term Unsecured Obligations

Risks
Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to Crude oil
Acceleration risk

Benefits
Leveraged and short notes
Relatively low cost
Intraday access
Listed
Transparent
Tax treatment(3)

DB Crude Oil ETN performance. The inception date of the Deutsche Bank Liquid
Commodity Index-Oil is Jan. 12, 2004. The inception date of the Index's Optimum
Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil
ETNs, less the investor fee. Index history for the Long ETN is based on the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Crude Oil(TM), and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index -- Light Crude[] (the "Commodity
Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Crude Oil
ETN performance, go to dbfunds.db.com/notes.

(2)The S&P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch that are linked to the Index. The PowerShares DB Crude
Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude
Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB
Crude Oil ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Crude Oil
ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
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Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Crude Oil ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.
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